UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed	by the Registrant ☒

Filed	by a party other than the Registrant ☐

Check	the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

PARAGON 28, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Paragon 28, Inc.

14445 Grasslands Drive

Englewood, CO 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2022

To the Stockholders of Paragon 28, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Paragon 28, Inc., a Delaware corporation (the “Company”), will be held in person on May 18, 2022, at 9:00 a.m. Mountain time at the Company’s headquarters, 14445 Grasslands Drive, Englewood, Colorado 80112.

The Annual Meeting will be held for the following purposes:

1.	To elect two Class I directors to hold office until the 2025 annual meeting of stockholders or until their successors are elected;

2.

To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of Deloitte & Touche LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 21, 2022 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and FOR the ratification of the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ ALBERT DACOSTA
Albert DaCosta
Chairman, President and Chief Executive Officer

Englewood, Colorado

April 5, 2022

Paragon 28, INC.

14445 Grasslands Drive

Englewood, CO 80112

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2022

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Paragon 28, Inc. (referred to herein as the “Company”, “Paragon 28”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held in person on Wednesday, May 18, 2022, at 9:00 a.m. Mountain time, at 14445 Grasslands Drive, Englewood, Colorado 80112.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 21, 2022 (the “Record Date”) for the first time on or about April 5, 2022. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investors & Media – SEC Filings” section of our website at https://ir.paragon28.com/financials/sec-filings/default.aspx.

The only outstanding voting securities of Paragon 28 are shares of common stock, $0.01 par value per share (the “common stock”), of which there were 76,449,839 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card will be first made available for access by our stockholders on or about April  5, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 76,449,839 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal 1—the election of two Class I directors to hold office until our 2025 annual meeting of stockholders; and

•	Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2022.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote by following the instructions described below. In such case, your previously submitted proxy will be disregarded.

•

To vote in person, you may attend the 2022 Annual Meeting and we will give you a ballot when you arrive. The meeting will be held at the Company’s headquarters at 14445 Grasslands Drive, Englewood, Colorado 80112.

•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by Broadridge, who will separately count “For” votes for all proposals, and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, Broadridge will count the number of “Withheld” votes and broker non-votes received, but such votes are not considered votes cast for the forgoing purpose and will have no effect on the election of the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the two nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of each of the two nominees for director; and

•	“For” the ratification of the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 14445 Grasslands Drive, Englewood, Colorado 80112.

•	You may attend the Annual Meeting and vote at the meeting by following the instructions described above. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 6, 2022, to our Corporate Secretary at 14445 Grasslands Drive, Englewood, Colorado 80112; provided that if the date of the annual meeting is more than 30 days from May 18, 2022, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 17, 2023 and February 14, 2023; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 18, 2023, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareowners who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 19, 2023.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the Annual Meeting. On the Record Date, there were 76,449,839 shares outstanding and entitled to vote. Accordingly, 38,224,920 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person, or by remote communication, if applicable, or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of: (1) (a) December 31, 2026, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of nine seated directors, divided into the three following classes:

•	Class I directors: Albert DaCosta and B. Kristine Johnson, whose current terms will expire at the Annual Meeting;

•	Class II directors: Stephen Oesterle, M.D. and Alf Grunwald, whose current terms will expire at the annual meeting of stockholders to held be in 2023; and

•	Class III directors: Scott Drake, Meghan Scanlon, Thomas Schnettler and Kristina Wright, whose current terms will expire at the annual meeting of stockholders to be held in 2024.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Mr. DaCosta and Ms. Johnson have been nominated to serve as Class I directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 1, 2022 and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting of Stockholders
Albert DaCosta	48	Chairman, President and Chief Executive Officer	2012
B. Kristine Johnson(2)(3)	70	Director	2021

Class II Directors whose terms expire at the 2023 Annual Meeting of Stockholders
Alf Grunwald(1)(4)	61	Director	2017
Stephen Oesterle, M.D.(3)(4).	71	Director	2021

Class III Directors whose terms expire at the 2024 Annual Meeting of Stockholders
Scott Drake(3).	54	Director	2021
Meghan Scanlon(2)(4)	49	Director	2022
Thomas Schnettler(1)(2)	65	Director	2020
Kristina Wright(1)(2)	45	Director	2021

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Quality, Technology and Regulatory Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

Albert DaCosta is one of our cofounders. He has served as our Chief Executive Officer and President since 2012 and was appointed to our board of directors in 2012. Mr. DaCosta is a veteran in the foot and ankle industry with over 18 years of experience. Prior to establishing Paragon 28, Mr. DaCosta was a distributor for both Pioneer Surgical and Biomet Sports Medicine from 2009 to 2010. Previously, Mr. DaCosta served as the Director of Biologics & Extremities for Wright Medical. He also served as President & Founder of Body Beautiful Laser Centers in South Florida in 2006 and President of Non-Invasive Solutions in 2005, as well as a sales representative for Linvatec in 2003. Mr. DaCosta earned a B.S. in Chemical Engineering from the University of Florida with a minor in Business. We believe Mr. DaCosta is qualified to serve on our board of directors due to his extensive knowledge as one of our company’s founders and Chief Executive Officer, and his prior commercial and general management experience with both public and private companies.

B. Kristine Johnson has served as a member of our board of directors since December 2021. Ms. Johnson has been President and General Partner of Affinity Capital Management, a venture capital firm, since 2000. In April 2021, she was appointed Chairperson of the board of directors of AtriCure, Inc. (Nasdaq: “ATRC”), a medical device company, where she has also served as a member of the board of directors since March 2017. Ms. Johnson has served as a member of the board of directors of ViewRay, Inc. (Nasdaq: “VRAY”), a company that develops radiation therapy technology, since April 2020, and ClearPoint Neuro, Inc. (Nasdaq: “CLPT”), a medical device company, since August 2019. She served as a member of the board of directors of Piper Sandler, an investment banking firm, from 2003 to 2019, where she was lead director from 2012 to 2018. Ms. Johnson served as a member of the board of directors of The Spectranetics Corporation (Nasdaq: “SPNC”), a medical device company, from 2012 to 2017. She held various executive leadership positions at Medtronic, plc (NYSE: “MDT”) from 1982 to 1999. Ms. Johnson serves as a member of the board of directors of the University of Minnesota Foundation Investment Advisors, where she has served as chair since 2016. She graduated summa cum laude with a B.A. from St. Olaf College. We believe Ms. Johnson is qualified to serve on our board of directors due to her investment banking experience and extensive service as a public company director, particularly as a director for medical device companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Alf Grunwald has served as a member of our board of directors since February 2017. Since October 2015, he has served as the Chief Executive Officer of Black Forest One GmbH & Co KG and Managing Director of Black Forest Medical Holding GmbH, which are part of the Biedermann Group, and as the Chief Executive Officer of artprivat GmbH, an independent investment advisory firm. From 2006 to 2016, Mr. Grunwald served as an Associate Professor at the University of Applied Science Offenburg. From 2004 to 2015, he worked as both an independent management consultant and as a consultant for Techno Cap GmbH, which he founded. Prior to that, he served as a venture partner and then a partner at E.M. Warburg Pincus LLC from 1997 to 2004, and held various positions at Deloitte from 1995 to 1999, where he ultimately served as CEO and President of the ICS group and as a Senior Executive Advisor. Mr. Grunwald also founded T.L. Onyx Inc. in 1995, where he served as the chairman from 2002 to 2007. Mr. Grunwald has served as a director of LIM Innovations, Inc., a prosthetic socket technology company, since June 2017. He previously served as a director of Nemaris lnc., a surgical planning software company, EonTec Inc., an enterprise software provider, APP Group, a management consulting firm, Shinka Technologies, an information technology and services company, Synquest, a supply chain management company, and RadNet Inc., an information technology company. Mr. Grunwald earned a degree in engineering from University of Applied Science Offenburg. We believe Mr. Grunwald is qualified to serve on our board of directors due to his broad leadership skills and extensive strategic advising experience.

Stephen Oesterle, M.D. has served as a member of our board of directors since January 2021 and has served as our lead director from October 2021 to February 2022. He is a consultant, advising private equity and operating companies in the healthcare industry. From January 2002 to November 2015, he was a member of the Executive Committee of Medtronic plc, serving as Senior Vice President of Medicine and Technology. Previously, he served as an Associate Professor of Medicine and Director of Invasive Cardiology Services at each of Massachusetts General Hospital (1998 to 2002), Stanford University Medical Center (1992 to 1998) and Georgetown University Medical Center (1991 to 1992). Dr. Oesterle has served as director of Sigilon Therapeutics, Inc. (Nasdaq: “SGTX”), as therapeutics company, since 2016 and Baxter International Inc. (NYSE: “BAX”), a multinational healthcare company, since 2017. Dr. Oesterle has also served as an advisor to Temasek Holdings LTD and EQT Partners since 2015. He previously served as a director of REVA Medical, Inc. from February 2018 to May 2019 and of HeartWare International, Inc. (HeartWare) from January 2016 to November 2016, prior to Medtronic’s acquisition on of HeartWare. Dr. Oesterle is a summa cum laude graduate of Harvard College and received his medical doctorate from Yale University. We believe that Dr. Oesterle is qualified to serve on our board of directors due to his experience as an executive and member of the board of directors of multiple life science companies.

Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

Scott Drake has served as a member of our board of directors since July 2021 and has served as our lead director from February 2022. He has over 30 years of experience in the private and public sectors of the medical device field. Mr. Drake has served as President and Chief Executive Officer and as a member of the board of directors of ViewRay, Inc. (Nasdaq: “VRAY”), a radiation therapy and imaging technologies company, since July 2018. From August 2011 to August 2017, he served as President and Chief Executive Officer and as a member of the board of directors of The Spectranetics Corporation (Nasdaq: “SPNC”), a medical device company. From November 2009 to July 2011, Mr. Drake was a Senior Vice President of DaVita Corporation (NYSE: “DVA”), a provider of kidney care and dialysis. From 1992 to 2009, he held various positions at Covidien, where he eventually served as Global Business Unit President from 2006 to 2009. Mr. Drake previously served as the chairman of the board of directors of AtriCure, Inc. (NASDAQ: ATRC), a cardiovascular device company, from 2013 to May 2021, and as a member of the board of directors of Zayo Group Holdings, Inc. (NYSE: “ZAYO”), a provider of communications infrastructure services, from November 2018 to March 2020. Mr. Drake currently serves as the chairperson of the Advanced Medical Technology Association’s (AdvaMed) Radiation Therapy Sector, as well as a board member for the Medical Device Manufacturers Association (MDMA). He holds a B.S. in Business Administration from Miami University of

Ohio. We believe Mr. Drake is qualified to serve on our board of directors due to his longtime involvement in the medical device industry and extensive service as a director and officer of other medical device companies.

Meghan Scanlon has served as a member of our board of directors since April 2022. Ms. Scanlon has served as Senior Vice President and President, Urology and Pelvic Health Division of Boston Scientific Corporation (NYSE: BSX), a medical device company, since February 2020. She previously held various leadership positions at Boston Scientific, in global marketing and general management since September 2014. Prior to Boston Scientific, Ms. Scanlon worked at DePuy Synthes, Mitek Sports Medicine, the orthopedics company of Johnson & Johnson from July 2000 to September 2014. These experiences include driving global expansion and product launches, integrating multiple high growth acquisitions, directing high impact strategic and portfolio planning and leading high performing talent and DEI cultures. Ms. Scanlon holds a B.S. in Mechanical Engineering from Tufts University, and both a M.B.A and a M.S. in Mechanical Engineering from the Massachusetts Institute of Technology. We believe that Ms. Scanlon is qualified to serve on our board of directors due to her cross functional experience in engineering, sales, marketing and general management at various medical device companies (including orthopedics) where she has had extensive experience as a senior executive.

Thomas Schnettler has served as a member of our board of directors since July 2020. He is currently Vice Chairman of Piper Sandler Companies, and a Managing Director in the merchant banking group. In his merchant banking role, Mr. Schnettler serves as co-CEO of PSC Capital Partners LLC, the registered investment adviser to the Piper Sandler merchant banking private funds. He initiated the merchant banking business at Piper Sandler in 2008 and has overseen the division since that time. Mr. Schnettler also served as president and chief operating officer of Piper Sandler from 2008 to 2011, and as chief financial officer between 2006 and 2008. Prior to that, Mr. Schnettler served as head of the Piper Sandler corporate and institutional services business beginning in 2002, and as head/co-head of investment banking beginning in 2000. From 1989 to 2000, he co-founded and led the healthcare investment banking group. Mr. Schnettler has served on the board of Akoya Biosciences, Inc. (Nasdaq: “AKYA”), a life sciences technology company, since September 2019, MDX Medical, Inc. (d/b/a Sapphire Digital), a health care engagement platform, since June 2013 and Elligo Health Research, a healthcare research company, since May 2019. He has previously served on the board of, or held board observation responsibility for Torax Medical, Inc., a medical device company, from September 2012 to March 2017 and Sport Ngin, a software and mobile apps company, from February 2014 to July 2016. Mr. Schnettler graduated from Saint John’s University in Collegeville, Minnesota and holds a juris doctorate from Harvard Law School. We believe Mr. Schnettler is qualified to serve on our board of directors due to his extensive experience in advising companies in the life science market and his experience serving on the board of multiple life science companies.

Kristina Wright has served as a member of our board of directors since December 2021. Ms. Wright has served as Vice President and General Manager of the Brain Modulation business of Medtronic, plc, a medical device company since December 2021. She previously was Vice President and Chief Financial Officer for the Neuromodulation Operating Unit of Medtronic, plc, a medical device company, since July 2020 and has held various leadership positions at Medtronic, plc, in both finance and corporate development since August 2010. Prior to Medtronic, plc, Ms. Wright worked at PricewaterhouseCoopers, LLP, in the Audit and Assurance and Transaction Services practices from 1999 to 2010. Ms. Wright holds a B.S. in Accounting from the University of Minnesota, and an M.B.A from the Fuqua School of Business at Duke University. We believe that Ms. Wright is qualified to serve on our board of directors due to her experience as an executive at medical device companies and her background as an accountant.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm for the year ending December 31, 2022, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Deloitte has served as the Company’s independent registered public accounting firm since March 2021. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2020 and 2021 by Deloitte, our independent registered public accounting firm.

	Year Ended December 31, 2020	Year Ended December 31, 2021
Audit Fees(1)	$—	$1,620,800
Tax Fees	—	—
Audit-Related Fees(2)	—	15,000
All Other Fees	—	—

Total Fees	$—	$1,635,800

(1)

Represents the aggregate fees billed for the audit of our consolidated financial statements, review of the condensed consolidated financial statements included in our quarterly reports and services in connection with the statutory and regulatory filings or engagements for those years. Audit Fees for the year ended December 31, 2021, included $1,005,800 billed in connection assistance with the filing of our Registration Statement on Form S-1 in connection with our initial public offering in October 2021.

(2)

Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “audit fees” or “audit-related fees”.

All of the services described above were pre-approved by our Audit Committee. The Committee concluded that the provision of these services by Deloitte would not affect their independence.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approval policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available at https://ir.paragon28.com/governance/governance-documents/default.aspx.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Paragon 28 under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://ir.paragon28.com/governance/governance-documents/default.aspx. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Paragon 28’s audited financial statements as of and for the year ended December 31, 2021.

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Audit Committee has discussed with Deloitte their independence from the Company and its management. Finally, the Audit Committee discussed with Deloitte, with and without management present, the scope and results of Deloitte’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit Committee

Thomas Schnettler

Alf Grunwald

Kristina Wright

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at https://ir.paragon28.com/governance/governance-documents/default.aspx. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://ir.paragon28.com/governance/governance-documents/default.aspx.

Independence of the Board of Directors

Under New York Stock Exchange rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent New York Stock Exchange listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our current directors, other than Messrs. DaCosta and Schnettler, qualify as “independent” directors in accordance with the New York Stock Exchange listing requirements. Mr. DaCosta is not considered independent because he is our current President and Chief Executive Officer and Mr. Schnettler is not considered independent as we have paid Piper Sandler Companies, where Mr. Schnettler serves as Vice Chairman, underwriting fees in connection with our initial public offering in excess of 2% of our revenue. The New York Stock Exchange’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by New York Stock Exchange rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under New York Stock Exchange rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of New York Stock Exchange rules and regulations.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chairman of our Board and Chief Executive Officer and to implement a lead director in accordance with its determination that utilizing one or the other structure would be in our best interest. Mr. DaCosta, our President and Chief Executive Officer, currently serves as the Chairman of our Board. The Board believes that the company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the consideration and execution of strategy. The board of directors believes that the combined position of Chairman and Chief Executive Officer promotes the development of policy and plans and facilitates information flow between management and the board of directors, which is essential to effective governance.

In addition, because Mr. DaCosta is our chairman and is not an “independent director” as defined in the listing standards of the New York Stock Exchange, the Board has appointed Mr. Drake to serve as our lead director. As lead director, Mr. Drake will preside over periodic meetings of our independent directors, serve as a liaison between our chairman and our independent directors and perform such additional duties as the Board may otherwise determine and delegate.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight primarily through the audit committee. To that end, our audit committee will meet quarterly with our Chief Financial Officer and our independent auditors where it will receive regular updates regarding our management’s assessment of risk exposures including liquidity, credit and operational risks and the process in place to monitor such risks and review results of operations, financial reporting and assessments of internal controls over financial reporting.

Board Committees

Our Board has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Quality, Technology and Regulatory Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board in its oversight of (i) the integrity of our financial statements, (ii) our risk assessment and risk management program, (iii) the performance of our independent auditor and (iv) the design and implementation of our internal audit function and internal controls, code of business conduct and ethics and legal and regulatory matters. In addition, our audit committee is responsible for, among other things:

•

appointing, compensating, meeting independently with and retaining and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•	establishing policies regarding hiring employees from our independent registered public accounting firm;

•	reviewing and approving any related person transactions;

•	discussing with our independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all audit and permitted non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

•

reviewing and discussing our annual and quarterly financial statements and any material issues regarding accounting principles and financial statement presentations with management and our independent auditor;

•	preparing the audit committee report required by SEC rules;

•	reviewing and assessing, at least annually, the adequacy of the audit committee’s charter;

•	performing, at least annually, an evaluation of the performance of the audit committee; and

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The current members of our Audit Committee are Messrs. Schnettler and Grunwald and Ms. Wright. Mr. Schnettler serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Schnettler is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange. Pursuant to the rules of the SEC, members of the Audit Committee also meet heightened independence standards, except for Thomas Schnettler. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee charter is available to security holders on the Company’s website at https://ir.paragon28.com/governance/governance-documents/default.aspx.

Compensation Committee

Our Compensation Committee oversees our compensation policies, plans and benefits programs. In addition, our compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;

•	reviewing and setting or making recommendations to the Board regarding the compensation of our other executive officers;

•	reviewing and making recommendations to the Board regarding director compensation;

•	reviewing and approving or making recommendations to the Board regarding our incentive compensation and equity-based plans and arrangements;

•	assisting the Board in developing and reviewing potential candidates for executive positions;

•	overseeing and administering our cash and equity incentive plans;

•

reviewing, considering, and selecting, to the extent determined to be advisable, a peer group of appropriate companies for the purpose of benchmarking and analysis of compensation for our executive officers and directors;

•	preparing, if required, the compensation committee report on executive compensation for inclusion in our annual proxy statement in accordance with the proxy rules;

•	overseeing our compliance with applicable SEC rules regarding stockholder approval of certain executive compensation matters;

•	reviewing and assessing, at least annually, the adequacy of the Compensation Committee’s charter;

•	performing, on an annual basis, an evaluation of the performance of the Compensation Committee; and

•	appointing and overseeing any compensation consultants, legal counsel, or other advisor, and determining the compensation and independence of such consultant or advisor.

The current members of our Compensation Committee are Mses. Johnson, Scanlon and Wright, and Mr. Schnettler. Ms. Johnson serves as the chairperson of the committee. Each of the members of our Compensation Committee are independent under the applicable rules and regulations of the New York Stock Exchange, except for Mr. Schnettler, are a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and are an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Compensation Committee charter is available to security holders on the Company’s website at https://ir.paragon28.com/governance/governance-documents/default.aspx.

Our executive officers submit proposals to our Compensation Committee regarding our executive compensation. Our Chief Executive Officer, Mr. DaCosta, also serves on our board of directors. By serving multiple roles, Mr. DaCosta is uniquely positioned to help the board and the Compensation Committee in many of its compensation decisions as he possesses detailed knowledge of the issues, opportunities and challenges facing the company, its business and its industry, which help him to identify the key performance measures and indicators that may be used in setting incentive-based compensation. In his role as our Chief Executive Officer, Mr. DaCosta is also close enough to Paragon 28’s day-to-day operations to be able to identify key contributors and top performers within the company, so as to ensure that their compensation accurately reflects their responsibilities, performance, future expectations and experience levels. While Mr. DaCosta recuses himself from any Board discussions that involve his own compensation, his recommendations and feedback, along with the feedback and recommendations of our other senior executive officers, are often taken into consideration by our Compensation Committee when setting compensation levels.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees and assists the Board in reviewing and recommending nominees for election as directors. In addition, our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by our board of directors and receiving nominations for such qualified individuals;

•	recommending to the Board the nominees for election to the Board and to each committee of the Board at annual meetings of our stockholders;

•	overseeing the self-evaluations of the Board and management;

•	reviewing and recommending committee slates on an annual basis;

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions at Paragon 28;

•	reviewing and assessing, at least annually, the adequacy of the Nominating and Corporate Governance Committee’s charter;

•	performing, on an annual basis, an evaluation of the performance of the Nominating and Corporate Governance Committee; and

•	developing and recommending to the Board any proposed changes to our corporate governance guidelines and principles and reviewing the guidelines and principles on at least an annual basis.

The current members of our Nominating and Corporate Governance Committee are Dr. Oesterle, Ms. Johnson and Mr. Drake. Dr. Oesterle serves as the chairperson of the committee.

In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the candidate’s experience as a board member of another publicly held company;

•	the candidate’s professional and academic experience relevant to Paragon 28’s industry;

•	the strength of the candidate’s leadership skills;

•	the candidate’s experience in finance and accounting and/or executive compensation practices;

•	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

•	the candidate’s geographic background, gender, age and ethnicity.

Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 14445 Grasslands Drive, Englewood, Colorado 80112.

Quality, Technology and Regulatory Committee

Our Quality, Technology and Regulatory Committee assists the Board in its oversight of matters relating to regulatory compliance and the quality and safety of our products and services. In addition, our Quality, Technology and Regulatory Committee is responsible for, among other things:

•	assessing our overall quality strategy and the systems in place to monitor the quality and safety of our products and services at all stages of the product life cycle;

•

reviewing and overseeing our quality internal audit program and the results of any product quality and quality system assessments we may conduct or may be conducted by external regulators, and our response to such assessments;

•

accessing the processes and procedures relating to compliance with relevant laws and regulations administered by competent authorities, notified bodies, and ministries of health, such as the FDA, NMPA, European Commission;

•	advising the Board of any significant issues, developments or trends presented by changes in the global regulatory environment;

•	advising the Board of any significant product quality, safety or regulatory registration or compliance issues that arise;

•

advising the Board of any significant product quality, safety or regulatory registration or compliance issues identified in due diligence with respect to any acquired business and the related integration plans for such business; and

•

reviewing any shareholder proposals that relate to matters within the purview of the Quality, Technology and Regulatory Committee’s scope of responsibilities, and making recommendations to the Board regarding such proposals.

The members of the Quality, Technology and Regulatory Committee are Dr. Oesterle, Mr. Grunwald and Ms. Scanlon. Dr. Oesterle serves as the chair of the committee.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met 11 times and acted by unanimous written consent zero times during 2021. The Audit Committee met four times during 2021. The Compensation Committee met four times during 2021. The Nominating and Corporate Governance Committee met three times during 2021. The Quality, Technology and Regulatory Committee met one time during 2021. During 2021, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting. Our directors are expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, our directors are expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the Independent Directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Executive Chairman of the Board or the Chairperson of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 14445 Grasslands Drive, Englewood, Colorado 80112. The Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2021, our Compensation Committee consisted of Mr. Drake, Dr. Oesterle and Mr. Schnettler. None of the members of the Compensation Committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or on our Compensation Committee.

Hedging Policy

Our Insider Trading Compliance Policy provides for guidelines regarding hedging transactions. Pursuant to our Insider Trading Compliance Policy, hedging transactions by all officers, directors, employees and certain consultants of the Company, involving the Company’s equity securities, including but not limited to zero-cost collars and forward sale contracts, are prohibited.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2021 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Director and Executive Officer Compensation

Please see the sections titled “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see the section titled “Executive Compensation—Executive Compensation Arrangements.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements will require us to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Amended and Restated Investors’ Rights Agreement

We entered into an amended and restated investors’ rights agreement with the purchasers of shares of our convertible preferred stock, including certain of executive officers, directors and entities with which certain of our directors are affiliated, which were outstanding prior to our initial public offering in October 2021 and which converted into shares of common stock in connection therewith. As of December 31, 2021, the holders of 20.4 million shares of our common stock were entitled to rights with respect to the registration of their shares under the Securities Act. The amended and restated investors’ rights agreement also contains covenants requiring us to comply with the reporting requirements under the Exchange Act. The amended and restated investors’ rights agreement also provided for certain voting arrangements and other affirmative covenants that were terminated upon the consummation of the initial public offering in October 2021.

Other Transactions

Biedermann License Agreement

We have a license agreement dated July 1, 2017 for certain intellectual property with Biedermann, a company affiliated with Mr. Grunwald, one of our directors, under which we pay a royalty of four percent (4%) of net sales related to the licensed intellectual property for the 15 years following the date of first sale, included a minimum annual payment of $250,000. The term of the agreement is 20 years, and automatically renews for five-year periods thereafter. Payments to Biedermann under this license agreement totaled $87,000 for 2021. Amounts payable to Biedermann as of December 31, 2021 were $209,000.

Jarboe Legal Services

We retained legal services of Jarboe Law Firm, PLC (Jarboe), owned by Carl F. Jarboe, the father of our Chief Commercial Officer. Payments to Jarboe totaled $542,000 for 2021. Amounts payable to Jarboe as of December 31, 2021 and 2019 were $66,000.

Policies and Procedures for Related Party Transactions

The Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 1, 2022:

Name	Age	Position/Office Held With the Company
Albert DaCosta	48	Chairman, President and Chief Executive Officer
Stephen M. Deitsch	50	Chief Financial Officer
Matthew Jarboe	39	Chief Commercial Officer
Jonathan Friedman	51	General Counsel and Corporate Secretary
Frank Bono	59	Chief Technology Officer

Mr. DaCosta’s biographical information is set forth in “Proposal No. 1–Election of Directors” in this proxy statement.

Stephen M. Deitsch has served as our Chief Financial Officer since September 2020. He previously served as Senior Vice President and Chief Financial Officer of BioScrip, Inc. (Nasdaq: “BIOS”), which is now part of Option Care Health, Inc. (Nasdaq: “OPCH”), from April 2017 to August 2019. From August 2015 to April 2017, Mr. Deitsch served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Coalfire, Inc., a leading cyber-security firm. Mr. Deitsch served as the Chief Financial Officer of the Zimmer Biomet Spine, Bone Healing, and Microfixation business from July 2014 to July 2015 and as Vice President Finance, Biomet Corporate Controller from February 2014 to July 2014. Mr. Deitsch was the Chief Financial Officer of Lanx, a privately held medical device company, from September 2009 until it was acquired by Biomet in October 2013. From 2002 to 2009, Mr. Deitsch also served in various senior financial leadership roles at Zimmer Holdings, Inc. (now part of Zimmer Biomet, Inc. (NYSE: “ZBH”)), including Vice President Finance, Reconstructive and Operations, and Vice President Finance, Europe. Mr. Deitsch has served on the board of directors of Auddia Inc.(Nasdaq: “AUUD”), a publicly traded software company, since 2021, and Green Sun Medical, a privately held medical device company, since 2017. Mr. Deitsch holds a B.S. in Accounting from Ball State University and has an in-active CPA license.

Matthew Jarboe has served as our Chief Commercial Officer since 2018. Mr. Jarboe joined Paragon 28 in December 2012 as a Regional Sales Manager, and was later promoted to National Sales Manager, where he was tasked with building and training our U.S. Sales Force and Sales Management Teams. He has since been promoted to Director of Sales, then to Executive Vice President of Sales and most recently to Chief Commercial Officer and he now oversees our sales, marketing, national accounts, commercial operations and international business. Prior to joining Paragon 28, Mr. Jarboe spent six years as a foot and ankle sales representative with Wright Medical. Mr. Jarboe began his career in medical device as an Associate Sales Representative with Stryker Endoscopy. Mr. Jarboe graduated from Kalamazoo College (Kalamazoo, MI) with a B.A. in Economics and Business.

Jonathan Friedman has served as our General Counsel & Secretary since August 2021. He has previously served as Senior Vice President, General Counsel and Secretary of DentsplySirona, Inc. (Nasdaq XRAY) from February of 2016 to October of 2018 and served as Senior Vice President, General Counsel and Secretary of its predecessor company, Sirona Dental Systems, Inc, (Nasdaq SIRO) from August of 2007 to February of 2016. From January of 2000 to June of 2007, Mr. Friedman was Chief Legal Officer, Chief Compliance Officer & Secretary of National Medical Health Card Systems, Inc., (Nasdaq NMHC). Mr. Friedman was an associate at a major New York City law firm from September 1995 to January 2000. Mr. Friedman has served as an advisor, consultant and Board Member to several emerging growth companies. Mr. Friedman holds a J.D. (graduating cum laude) from St. John’s University School of Law, where he was also the Articles and Notes Editor of the Law Review.

Frank Bono is one of our cofounders. He has served as our Chief Technology Officer since 2012 and was appointed to our Board in March 2012 and resigned from the Board in November 2021. Mr. Bono has over 30 years of experience in the medical device industry. Prior to Paragon 28, he served as Senior V.P. & CTO of Wright Medical. Mr. Bono was also employed by Medtronic Spine & Biologics, serving as their V.P. of Product Development and New Ventures Technology. Previous to that, he was employed by DePuy/Johnson & Johnson, holding various technical positions where he ultimately served as Global V.P. of R&D for their Spinal Division. Mr. Bono earned a Masters in Mechanical Engineering (MSME) from the University of Arizona and a Bachelor of Science in Mechanical Engineering (BSME) from Purdue University.

DIRECTOR COMPENSATION

Compensation Prior to the Initial Public Offering

Prior to our initial public offering, we did not have a formalized non-employee director compensation program. In addition, we reimburse our non-employee directors for travel and other necessary business expenses incurred in the performance of their services for us. Effective January 1, 2021, we entered into a director agreement with Dr. Stephen Osterle with respect to his service on our board of directors commencing December 30, 2020. Pursuant to the director agreement, Dr. Osterle received annual compensation in cash of $50,000 for each year of service on his board. In addition, pursuant to the director agreement, in January 2021, he was granted an option to purchase 50,000 shares of our common stock (250,000 shares following the stock split we implemented in connection with our initial public offering) with an exercise price per share of $33.00 ($6.6 following the stock split we implemented in connection with our initial public offering), which was the fair market value of our common stock on the date of grant. The option shall vest and become exercisable as to one-third of the shares on each anniversary of December 31, 2020, subject to Dr. Osterle’s continued service on the board through the applicable vesting date. Effective July 30, 2021, we entered into a director agreement with Scott Drake with respect to his service on our board of directors commencing July 28, 2021. Pursuant to the director agreement, Mr. Drake was granted an option to purchase 32,500 shares of our common stock (162,500 shares following the stock split we implemented in connection with our initial public offering) with an exercise price per share of $68.53 ($13.706 following the stock split we implemented in connection with our initial public offering), which was the fair market value of our common stock on the date of grant. The option shall vest and become exercisable as to one-fourth of the shares on each anniversary of July 30, 2021, subject to Mr. Drake’s continued service on the board through the applicable vesting date.

Non-Employee Director Compensation Policy

In preparation for our initial public offering, our Board adopted a non-employee director compensation program, as summarized below, which became effective with respect to each of our directors in November 2021 after our initial public offering. The non-employee director compensation policy was determined after consultation with Compensia, an independent compensation consultant.

Cash Compensation. All non-employee directors are entitled to receive the cash compensation as set forth in the tables below.

Board Service

Non-Employee Director:	$45,000

Additional Board Service

Lead Independent Director:	$50,000

Additional Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$15,000	$7,500
Nominating and Corporate Governance Committee Member	$10,000	$5,000

Director fees will be payable in cash in arrears in four equal quarterly installments not later than 30 days following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.

Directors may elect to receive all or a portion of their cash fees in restricted stock units (“RSUs”), with each such RSU award covering a number of shares calculated by dividing (i) the amount of the annual retainer by (ii) the average per share closing trading price of our common stock over the most recent 30 trading days as of the grant date (the “30 day average price”). Such RSUs will be automatically granted on the fifth day of the month following the end of the calendar quarter to which the corresponding director fees were earned and will be fully vested on grant.

Equity Compensation. Non-employee directors are entitled to receive all types of awards (except incentive stock options) under the 2021 Incentive Award Plan (the “2021 Plan”) (or the applicable equity plan in place at the time of grant), including discretionary awards not covered under the outside director compensation policy. Under the non-employee director compensation program, nondiscretionary, automatic grants of stock options are made to our non-employee directors as follows:

•

Initial option grant: Unless otherwise provided by the board prior to commencement of service of an applicable director, each non-employee director will automatically be granted that number of RSUs upon the director’s initial appointment or election to our board of directors, referred to as the Initial Grant, calculated by dividing (i) $300,000 by (ii) the 30 day average price. The Initial Grant will vest as to one-third of the underlying shares on each anniversary of the grant date, subject to continued service through each applicable vesting date.

•

Annual option grant: Each non-employee director who (i) has been serving on the board for four months prior to an annual meeting following the initial public offering and (ii) will continue to service on the board following such annual meeting will automatically be granted that number of RSUs upon each annual meeting we have following the listing, referred to as the Annual Grant, calculated by dividing (i) $150,000 by (ii) the 30 day average price. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date

•

IPO Equity Grants: Each non-employee director who (i) has been serving on the board as of the initial public offering and (ii) will continue to service on the board following this offering will automatically be granted that number of RSUs upon the effectiveness of this registration statement, referred to as the IPO Grant, calculated by dividing (i) $112,500 (or $300,000 for Messrs. Grunwald and Schnettler) by (ii) the price listed on this registration statement. The IPO Grant will vest on the earlier of the first anniversary of the date of grant or immediately prior to the date of the next annual stockholder’s meeting to the extent unvested as of such date (or for Messrs. Grunwald and Schnettler as to one-third of the shares on each anniversary of the grant date), subject to continued service through each applicable vesting date

All equity awards granted to members of our Board will fully vest if the Company experiences a change in control, subject to the applicable Board member’s continued service through the vesting date. In addition, each director may elect to defer all or a portion of their RSUs they receive under the non-employee director compensation program until the earliest of a fixed date properly elected by the director, the director’s termination of service or a change in control.

2021 Director Compensation

The following table sets forth information for 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors. Directors who are also our employees receive no additional compensation for their service as directors. Effective April 1, 2022, Meghan M. Scanlon joined our board of directors, but she is not included in the table below since she did not serve on the board at any time in 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Total ($)
Stephen Oesterle, M.D.	52,500	805,500	112,500	970,500
Alf Grunwald	15,000	—	300,000	315,000
Thomas Schnettler	18,125	—	300,000	318,125
Scott Drake(3)	18,750	1,105,650	112,500	1,236,900
B. Kristine Johnson(4)	4,792	—	300,000	304,792
Kristina Wright(5)	4,583	—	300,000	304,583

(1)

The amounts reported represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director for their service as a director during 2021, including any annual retainer fees, committee and/or chairmanship fees. Cash fees are paid quarterly in arrears.

(2)

Amounts shown represents the grant date fair value of stock options and RSUs granted during fiscal year 2021 as calculated in accordance with FASB ASC 718, Compensation —Stock Compensation (ASC Topic 718) and the assumptions outlined in Note 11 of our financial statements included in our 2021 Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the director upon exercise of the applicable awards or sale of the underlying shares of stock.

(3)	Mr. Drake joined our board in July 2021.
(4)	Ms. Johnson joined our board in December 2021.
(5)	Ms. Wright joined our board in December 2021.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2021 by each non-employee director who was serving as of December 31, 2021.

Name	Options Outstanding at Fiscal Year End	Unvested RSUs Outstanding at Fiscal Year End
Stephen Oesterle, M.D.	250,000	7,031
Alf Grunwald	—	18,750
Thomas Schnettler	—	18,750
Scott Drake	162,500	7,031
B. Kristine Johnson	—	14,162
Kristina Wright	—	14,162

EXECUTIVE COMPENSATION

As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, we are not required to make certain disclosures related to executive compensation, such as providing a Compensation Discussion and Analysis section or holding a non-binding advisory vote on executive compensation, and we have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our named executive officers (NEOs) for fiscal year 2021 were as follows:

•	Albert DaCosta, our Chairman, President and Chief Executive Officer;

•	Stephen M. Deitsch, our Chief Financial Officer; and

•	Matthew Jarboe, our Chief Commercial Officer.

2021 Summary Compensation Table

The following table sets forth total compensation paid to our NEOs for the fiscal years ending on December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Albert DaCosta	2021	614,503	245,731	3,764,000	25,853	4,650,087
Chairman, President and Chief Executive Officer	2020	588,077	65,731	252,600	26,426	932,834
Stephen M. Deitsch	2021	405,519	168,231	1,296,000	25,853	1,895,603
Chief Financial Officer	2020	80,769	35,731	1,779,400	1,490	1,897,390
Matthew Jarboe	2021	529,856	245,731	1,296,000	25,853	2,097,440
Chief Commercial Officer	2020	512,885	65,731	589,400	26,426	1,194,442

(1)

Amounts in 2021 reflect for each NEO quarterly and annual discretionary performance bonuses. Please see the descriptions of the bonuses paid to our NEOs under “2021 Bonuses” below, including target amounts.

(2)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the NEOs, calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements in our Annual Report on Form 10-K. The NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(3)

The amounts reported for all NEOs include (i) $8,700 for the Company’s match of the NEO’s contributions to our 401(k) plan, which are available to the NEOs on the same terms as other full-time employees and (ii) $17,153 for executive level medical insurance, life insurance and medical insurance.

Narrative to Summary Compensation Table

2021 Salaries

Our NEOs each receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Our board of directors and compensation committee may adjust base salaries from time to time in their discretion. Starting January 1, 2021, Messrs. DaCosta, Jarboe and Deitsch

had an annual base salary of $590,000, $515,000 and $350,000 respectively. In October 2021, in connection with our initial public offering, Messrs. DaCosta, Jarboe’s and Deitsch’s base salaries were increased to $650,000, $530,000 and $442,000, respectively.

Non-Equity Incentive and Bonus Payments for 2021

We do not maintain any formal quarterly or annual performance-based cash bonus program. However, each of our NEOs were eligible to receive quarterly and annual bonuses under their employment agreements at the discretion of the company and if certain performance metrics were achieved. Mr. DaCosta did not have any target bonus amount, and Messrs. Jarboe and Deitsch had target bonuses expressed as specific cash amounts upon achieving certain quarterly sales goals and, for Mr. Jarboe, annual sales goals as well, with all sales goals determined by the company in its discretion. Mr. Deitsch was also eligible for an additional cash amount upon a quarterly achievement of certain financial and project objects as determined by Mr. DaCosta as our CEO and also a discretionary additional annual bonus. Mr. Jarboe’s quarterly target bonus amounts were $30,000 with an annual target of $120,000 and Mr. Deitsch’s quarterly target bonus amounts were $30,000 and an annual target of $55,000. For determining performance bonus amounts, our board of directors and Mr. DaCosta sets certain corporate performance goals and evaluate each quarter overall performance as well as achievement of any specific corporate performance goals. Following its review and determinations of corporate, sales and individual performance for each quarter in 2021 (including a year-end annual review), the actual amount of the 2021 quarterly and annual bonus paid to each NEO for 2021 performance is set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity-Based Compensation

In October 2021, we granted to each of Messrs. DaCosta, Jarboe and Deitsch of an option to purchase that number of shares that have a Black-Scholes value of $3,764,000, $1,296,000 and $1,296,000, respectively, (which resulted in 450,778, 155,210 and 155,210 shares) under our 2021 Plan, effective as of the effective date of our initial public offering. Each option vests as to 25% of the shares on the first anniversary of October 14, 2021 and with respect to 1/48th of the shares on each monthly anniversary thereafter, subject to the applicable NEO continuing to provide services to the Company through such vesting date.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

The Company currently maintains a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. In fiscal year 2021, we matched 100% of each participating employee’s deferral up to a maximum of 3% of eligible compensation. All of our full-time employees, in the U.S. including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and AD&D insurance. Our NEOs are eligible for certain enhanced benefits under our executive-level medical insurance, life insurance and short-term and long-term disability insurance.

Perquisites and Other Personal Benefits

We did not provide any perquisites to our named executive officers in fiscal year 2021 (other than the executive level insurance benefits noted above), but our compensation committee may from time to time approve them in the future when our compensation committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our NEOs as of December 31, 2021.

	Option Awards
Name	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Albert DaCosta	01/01/2015		75,000	—	0.60	01/01/2025
	12/31/2015		75,000	—	0.60	12/31/2025
	12/31/2016		125,000	—	1.20	12/31/2026
	12/31/2017		125,000	—	4.60	12/31/2027
	12/31/2018		50,000	—	5.40	12/31/2028
	12/31/2019		37,500	—	6.60	12/31/2029
	12/31/2020		37,500	37,500	6.60	12/31/2030
	10/14/2021	(2)	—	450,778	16.00	10/14/2031
Stephen M. Deitsch	09/28/2020	(3)	100,000	400,000	6.00	09/28/2030
	12/31/2020		25,000	25,000	6.60	12/31/2030
	10/14/2021	(2)	—	155,210	16.00	10/14/2031
Matthew Jarboe	12/31/2015		75,000	—	0.60	12/31/2025
	12/31/2016		75,000	—	1.20	12/31/2026
	01/01/2017		50,000	—	1.20	01/01/2027
	12/31/2017		75,000	—	4.60	12/31/2027
	12/31/2018		50,000	—	5.40	12/31/2028
	12/31/2019		37,500	—	6.60	12/31/2029
	12/31/2020		87,500	87,500	6.60	12/31/2030
	10/14/2021	(2)	—	155,210	16.00	10/14/2031

(1)

Unless otherwise noted, 50% of the shares subject to the option vests on each of the first two anniversaries of the vesting commencement date, such that all awards will be vested on the second anniversary of the vesting commencement date, subject to the applicable NEO continuing to provide services to the Company through such vesting date. See the paragraphs below under the headings “NEO Employment Agreements” for information about the impact of qualifying terminations of employment and a change in control on vesting of these options.

(2)

25% of the shares subject to the option vests on each of the first anniversaries of the vesting commencement date and respect to 1/48th of the shares subject to the option vests on each monthly anniversary thereafter, such that all awards will be vested on the fourth anniversary of the vesting commencement date, subject to the applicable NEO continuing to provide services to the Company through such vesting date. See the paragraphs below under the headings “NEO Employment Agreements” for information about the impact of qualifying terminations of employment and a change in control on vesting of these options.

(3)

25% of the shares subject to the option vests on each of the first four anniversaries of the vesting commencement date, such that all awards will be vested on the fourth anniversary of the vesting commencement date, subject to the applicable NEO continuing to provide services to the Company through such vesting date. See the paragraphs below under the headings “NEO Employment Agreements” for information about the impact of qualifying terminations of employment and a change in control on vesting of these options.

Executive Compensation Arrangements

NEO Employment Agreements

In connection with our initial public offering, we entered into amended and restated employment agreements with each of NEOs that supersedes and replaces their previous employment arrangements including the severance benefits they would otherwise be entitled to receive. These employment agreements will provide for annual base salary, target bonus entitlement and right to participate in benefits made available to other similarly situated executives. In addition, under these employment agreements with each of our NEOs, if such NEO’s employment with us is terminated without “cause” or such NEO resigns for “good reason” (as each is defined in the employment agreement), the applicable NEO will be entitled to receive: (i) continued payment of 12 months (or 24 months for Mr. DaCosta) of the sum of base salary plus the applicable NEO’s target bonus (assuming achievement at target for performance goals), (ii) payment or reimbursement of the cost of continued healthcare coverage for 12 months (or 24 months for Mr. DaCosta) and (iii) continued vesting of equity awards for 12 months (or 24 months for Mr. DaCosta). In lieu of the foregoing benefits, if each NEO’s employment with us is terminated without “cause” or such NEO resigns for “good reason” during the period commencing on three months prior to a Change in Control (as defined in the 2021 Plan) and ending on the 24-month anniversary following such Change in Control, the applicable NEO will be entitled to receive: (i) continued payment of 18 months (or 24 months for Mr. DaCosta) of the sum of base salary plus the applicable NEO’s target bonus (assuming achievement at target for performance goals), (ii) payment or reimbursement of the cost of continued healthcare coverage for 18 months (or 24 months for Mr. DaCosta) and (iii) full accelerated vesting of any of the NEO’s unvested equity awards (except for any performance awards, which shall be governed by the terms of the applicable award agreement). The foregoing severance benefits are subject to the applicable NEO’s delivery of an executed release of claims against us and continued compliance with the NEO’s confidentiality agreement with us

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 21, 2022 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of our common stock;

•	each of our directors;

•	each of our named executives; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after March 21, 2022 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 76,449,839 shares of our common stock outstanding as of March 21, 2022. Shares of our common stock that a person has the right to acquire within 60 days after March 21, 2022 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Paragon 28, Inc., 14445 Grasslands Drive, Englewood, Colorado 80112.

	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Bird-B, AG(1)	15,551,180	20.3%
Entities affiliated with MVM(2)	14,414,195	18.9%
Rosenthal Investment Company, LLC(3)	7,214,165	9.4%
Named Executive Officers and Directors
Albert DaCosta(4)	12,238,500	15.9%
Stephen M. Deitsch(5)	125,000	*
Matthew Jarboe(6)	825,295	1.1%
Alf Grunwald	—	—
Thomas Schnettler	—	—
Stephen Oesterle, M.D.(7)	50,000	*
Scott Drake	—	—
Meghan Scanlon	—	—
Kristine Johnson	—	—
Kristina Wright	—	—
All Executive Officers and Directors as a Group (11 individuals)	15,168,399	19.5%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Investment and voting decisions for Bird-B, AG are made by three or more individuals, and therefore no individual is the beneficial owner of the shares held by Bird-B, AG. The address of Bird-B, AG is Bahnhofstrasse 7, CH-6300, Zug, Switzerland.

(2)

Consists of (i) 5,620,050 shares of common stock held by MVM V LP, (ii) 8,709,825 shares of common stock held by MVM V (2020) LP, and (iii) 84,320 shares of common stock held by MVM GP (No. 5) LP. Investment and voting decisions for both MVM V LP and MVM V (2020) LP are made by an investment committee comprised of three or more individuals, and therefore no individual is the beneficial owner of the shares held by MVM V LP and MVM V (2020) LP.

(3)	Consists of 7,214,165 shares of common stock that Lee Rosenthal, our Vice President of National Accounts, holds voting and investment decision control over.
(4)

Consists of (i) 232,890 shares of common stock held directly by Mr. DaCosta, (ii) 5,000,000 shares of common stock held by DaCosta Investment Company, LLC that Mr. DaCosta holds investment and voting decision control over, (iii) 6,480,610 shares of common stock held by The DaCosta Family Trust that Mr. DaCosta holds investment and voting decision control over and (iv) 525,000 shares issuable pursuant to stock options exercisable within 60 days of March 21, 2022.

(5)	Consists of 125,000 shares issuable pursuant to stock options exercisable within 60 days of March 21, 2022.
(6)	Consists of (i) 375,295 shares of common stock held directly by Mr. Jarboe and (ii) 450,000 shares issuable pursuant to stock options exercisable within 60 days of March 21, 2022.
(7)	Consists of 50,000 shares issuable pursuant to stock options exercisable within 60 days of March 21, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2021, except for: (i) a late Form 3 filed on November 30, 2021 by MVM Partners LLP, a holder of more than 10% of the Company’s common stock reporting its ownership of 14,414,195 shares of the Company’s common stock; (ii) a Form 3 report, which was required to be filed in connection with the Company’s initial public offering by Bird-B, AG, a holder of more than 10% of the Company’s common stock, to report the ownership of 15,551,180 shares of the Company’s common stock; and (iii) due to an administrative oversight, four late Form 4s filed on December 3, 2021 on behalf of Messrs. Schnettler, Oesterle, Grunwald and Drake, which reported 18,750 RSUs, 7,031 RSUs, 18,750 RSUs and 7,031 RSUs, respectively, granted in connection with the Company’s initial public offering.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Paragon 28 stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 14445 Grasslands Drive, Englewood, Colorado 80112 or (3) request from the Company by calling (730) 399-3400. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2021 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Paragon 28 stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 14445 Grasslands Drive, Englewood, Colorado 80112.

By Order of the Board of Directors

/S/ ALBERT DACOSTA
Albert DaCosta
Chairman, President and Chief Executive Officer

April 5, 2022

VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 17, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 17, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
1. Election of Class I Directors to serve until the 2025 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified
Nominees
1A Albert DaCosta
1B B. Kris Johnson
The Board of Directors recommends you vote FOR the following proposal:
2    Ratify the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm    for the Fiscal Year Ending December 31, 2022
NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
For Withhold For All To withhold authority to vote for any All                All    Except individual nominee(s), mark “For All Excempt” and write the number(s) of such nominees on the line below:
02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com
PARAGON 28, INC Annual Meeting of Shareholders May 18, 2022 9:00 AM MDT
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Albert DaCosta, Steve Deitsch, and Jonathan Friedman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of PARAGON 28, INC that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 9:00 AM, MDT on May 18, 2022, at 14445 Grasslands Dr, Englewood, CO 80112, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side